INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
     COMPUTATION OF RATIOS OF EARNINGS FOR THE THREE MONTHS ENDED
                        MARCH 31, 1998 AND 1997
                       (DOLLARS IN THOUSANDS)

                                                1998           1997
                                          -----------     ------------
                                                    (Unaudited)
Earnings:
Net Income                                $   85,162       $   55,428
  Add:
    Provision for income taxes                46,758           30,543
    Fixed charges                            186,444          172,600
  Less:
    Capitalized interest                      14,579           11,953
                                          -----------      ------------
  Earnings as adjusted (A)                $  303,785       $  246,618
                                          -----------      ------------

Preferred dividend requirements           $    4,334       $    4,085
Ratio of income before provision
    for income taxes to net income               155%            155%
                                          -----------      ------------
  Preferred dividend factor on pretax
    basis                                      6,718            6,332
                                          -----------      ------------
Fixed Charges:
  Interest expense                           150,633          147,437
  Capitalized interest                        14,579           11,953
  Interest factor of rents                    21,232           13,210
                                          -----------      ------------
  Fixed charges as adjusted (B)              186,444          172,600
                                          -----------      ------------

Fixed charges and preferred stock
    dividends (C)                         $  193,162       $  178,932
                                          -----------      ------------

Ratio of earnings to fixed charges
    (A) divided by (B)                         1.63x            1.43x
                                          -----------      ------------

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                         1.57x            1.38x
                                          -----------      ------------